EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Premiere Global Services, Inc. and subsidiaries (the “Company”) No. 333-79599, 333-87635, 333-89891, 333-51380, 333-57698, 333-67292, 333-101262, and 333-116506 on Form S-8 of our reports dated February 27, 2009, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption on January 1, 2007, of Statement of Financial Accounting Standards Interpretation No. 48, Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109), and the effectiveness of the Company’s internal control over financial reporting dated February 27, 2009, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Atlanta, GA
February 27, 2009